Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue
P. O. Box 5030
Wallingford, CT 06492-7530
Telephone (203) 265-8900
FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Executive Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

FIRST QUARTER 2011 RESULTS
REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  April 20, 2011.  Amphenol Corporation (NYSE-APH) reported today first quarter 2011 diluted earnings per share of $.72 compared to $.56 per share for the comparable 2010 period. Such per share amount for the 2010 period included a $.01 one-time benefit from a reduction in tax expense for tax reserve adjustments relating to the completion of the audits of certain prior year tax returns.    Excluding this effect, diluted earnings per share was $.55 for the first quarter of 2010.   Sales for the first quarter 2011 were $941 million compared to $771 million for the 2010 period.  Currency translation had the effect of increasing sales by approximately $6 million in the first quarter 2011 compared to the 2010 period.

Amphenol President and Chief Executive Officer R. Adam Norwitt stated “We are very pleased to report strong first quarter results with sales up 22 % and EPS up 31% over the comparable 2010 quarter (excluding the one-time tax benefit).  The 22% sales increase was driven by stronger demand for our interconnect products, offset in part by a moderation in demand for our broadband cable products.  In our interconnect business, we experienced strength across nearly all of our served markets, led by Mobile Devices, Industrial, Automotive and Military/Aerospace. We continue to perform well in a dynamic electronics market due to our leading technology, broad and increasing positions with our customers across all of our diverse markets, worldwide presence and lean cost structure. In particular, despite an extremely challenging cost environment, our entrepreneurial management team executed very well in the quarter, achieving 19.8% operating margins, up 100 basis points from 18.8% last year.    In addition, the Company continues to be an excellent generator of cash, achieving cash flow of $108 million in the quarter.”

“Our ongoing strategy of market and geographic diversification combined with our strong commitment to developing enabling technologies for our customers in all markets, both through organic product development and through our acquisition program, continues to expand the Company’s growth opportunities.  Consistent with our strategy, in early April the Company completed the acquisition of a manufacturer of advanced lighting interconnect products for the automotive market with annual sales of approximately $50 million.  This acquisition adds to the Company’s offering of high technology interconnect products for expanding electronics applications in automobiles, strengthening our position in this important market.  In addition, the Company continues to deploy its financial strength in a variety of ways to increase shareholder value including, in this quarter, the purchase of 3.4 million shares of the Company’s stock pursuant to our new stock repurchase plan which was announced in January.”

“Based on constant currency exchange rates, we expect second quarter 2011 revenues in the range of $985 million to $1 billion and EPS in the range of $.76 to $.78.  For the full year 2011, we expect to achieve revenues and EPS in the range of $3,955 million to $4 billion and $3.05 to $3.11, respectively, an increase of 11% to 13% and 13% to 15% over 2010 revenues and EPS (excluding one-time tax items), respectively.  The Company has not experienced any meaningful negative impact to its business thus far from the recent natural disasters in Japan. However, our guidance does not reflect any related potential future disruptions to the electronics supply chain that may occur.”

“We continue to be extremely excited about the future. The accelerating proliferation of new electronics in all of our end markets presents a unique expansion opportunity for Amphenol.  Our ongoing actions to enhance our competitive advantages and build sustained financial strength have created a solid base for future performance.  I am confident in the ability of our outstanding management team to dynamically adjust to the continued changing market environment, to continue to generate strong profitability and to further capitalize on opportunities to expand our market position.”

The Company will host a conference call to discuss its first quarter results at 1:00 PM (ET) April 20, 2011.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode: Reardon.  There will be a replay available until 11:00 P.M. (ET) on Monday, April 25, 2011.  The replay numbers are as follows:  toll free dial-in number is 800-333-0467 and international dial-in number is 203-369-3627; Passcode: 5137.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/investors/webcasts.php.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe, Asia and Africa and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to [Part I, Item 1A] of the Company’s Form 10-K for the year ended December 31, 2010, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010

Net sales	$940,585	$770,954

Cost of sales	636,461	521,762

Gross profit	304,124	249,192

Selling, general and administrative expenses	118,039	104,148

Operating income	186,085	145,044

Interest expense	(10,016)	(10,013)
Other income, net	1,704	459

Income before income taxes	177,773	135,490

Provision for income taxes	(48,888)	(35,352)

Net income	128,885	100,138
Less: Net income attributable to noncontrolling interests	(927)	(1,785)

Net income attributable to Amphenol Corporation	$127,958	$98,353

Net income per common share - Basic	$0.73	$0.57

Weighted average common shares outstanding - Basic	175,168,297	173,266,113

Net income per common share - Diluted	$0.72	$0.56

Weighted average common shares outstanding - Diluted	177,850,932	175,575,002

Dividends declared per common share	$0.015	$0.015

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands)

	March 31,	December 31,
	2011	2010
ASSETS

Current Assets:
Cash and cash equivalents	$592,999	$525,888
Short-term investments	98,422	98,341
Total cash, cash equivalents and short-term investments	691,421	624,229
Accounts receivable, less allowance for doubtful accounts of $13,214 and $14,946, respectively	744,203	718,545
Inventories, net	602,985	549,169
Other current assets	107,285	100,187

Total current assets	2,145,894	1,992,130

Land and depreciable assets, less accumulated depreciation of $641,600 and $611,008, respectively	371,491	366,996
Goodwill	1,536,506	1,533,299
Other long-term assets	117,342	123,432

	$4,171,233	$4,015,857

LIABILITIES & EQUITY

Current Liabilities:
Accounts payable	$414,296	$384,963
Accrued salaries, wages and employee benefits	76,201	75,183
Accrued income taxes	76,746	65,311
Accrued acquisition-related obligations	40,000	39,615
Other accrued expenses	74,855	89,566
Short-term debt	329	352

Total current liabilities	682,427	654,990

Long-term debt	949,385	799,640
Accrued pension and post employment benefit obligations	169,905	176,636
Other long-term liabilities	43,037	41,876

Equity:
Common stock	176	176
Additional paid-in capital	167,658	144,855
Accumulated earnings	2,385,897	2,260,581
Accumulated other comprehensive loss	(61,082)	(84,757)
Treasury stock, at cost	(188,503)	—

Total shareholders’ equity attributable to Amphenol Corporation	2,304,146	2,320,855

Noncontrolling interests	22,333	21,860

Total equity	2,326,479	2,342,715

	$4,171,233	$4,015,857

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Three months ended
	March 31,
	2011	2010

Cash flow from operating activities:
Net income	$128,885	$100,138
Adjustments for cash flow from operating activities:
Depreciation and amortization	27,357	24,344
Net change in receivables sold under Receivables Securitization Facility	—	(82,000	) (1)
Stock-based compensation expense	6,320	5,443
Excess tax benefits from stock-based compensation payment arrangements	(4,625)	(582)
Net change in components of working capital	(44,065)	(14,704)
Net change in other long-term assets and liabilities	(6,134)	(796)

Cash flow provided by operating activities	107,738	31,843

Cash flow from investing activities:
Additions to property, plant and equipment	(23,178)	(18,353)
Purchases of short-term investments	(20,423)	(27,205)
Sales and maturities of short-term investments	20,342	18,852
Acquisitions, net of cash acquired	—	(3,000)

Cash flow used in investing activities	(23,259)	(29,706)

Cash flow from financing activities:
Borrowings under credit facilities	212,270	68,600
Repayments under credit facilities	(62,700)	(19,994)
Proceeds from exercise of stock options	11,921	3,173
Excess tax benefits from stock-based payment arrangements	4,625	582
Distributions to noncontrolling interests	(496)	(1,046)
Purchase of treasury stock	(188,503)	—
Dividend payments	(2,633)	(2,595)

Cash flow (used in) provided by financing activities	(25,516)	48,720

Effect of exchange rate changes on cash and cash equivalents	8,148	(3,751)

Net change in cash and cash equivalents	67,111	47,106
Cash and cash equivalents balance, beginning of period	525,888	384,613

Cash and cash equivalents balance, end of period	$592,999	$431,719

NOTE 1

The Company has a $100 million receivables securitization program. In accordance with previous accounting guidance, this facility was accounted for off balance sheet as a sale of receivables. Effective January 1, 2010, the Company adopted the amendments to the Transfers and Servicing and Consolidation Topics of the Accounting Standards Codification. As a result of the adoption transfers of receivables occurring on or after January 1, 2010 are reflected as debt issued in the Company’s Condensed Consolidated Statements of Cash Flow (resulting in a reduction of cash flows provided by operating activities of $82,000 for the quarter ended March 31, 2010).

AMPHENOL CORPORATION

SEGMENT INFORMATION

(Unaudited)

(dollars in thousands)

	Three months ended
	March 31,
	2011	2010

Trade Sales:
Interconnect Products and Assemblies	$877,516	$703,598
Cable Products	63,069	67,356
Consolidated	$940,585	$770,954

Operating income:
Interconnect Products and Assemblies	$194,112	$148,662
Cable Products	7,459	10,043
Stock-based compensation expense	(6,320)	(5,443)
Other operating expenses	(9,166)	(8,218)
Consolidated	$186,085	$145,044

ROS %:
Interconnect Products and Assemblies	22.1%	21.1%
Cable Products	11.8%	14.9%
Corporate - stock-based compensation	-0.7%	-0.7%
Corporate - all other	-1.0%	-1.1%

Consolidated	19.8%	18.8%